U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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|X| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|X| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Clearwater Offshore Fund Ltd.
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   (Last)               (First)                 (Middle)

c/o New World Trustees (Bahamas) Ltd.
Euro Canadian Centre, Marlboro Street
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                                    (Street)

P.O. Box N-4465, Nassau, Bahamas
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Maxim Pharmaceuticals, Inc. (MMP)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

September 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                               4.                                Amount of      Owner-
                                                               Security Acquired (A) or          Securities     ship
                                                               Disposed of (D)                   Beneficially   Form:     7.
                                                               (Instr. 3, 4 and 5)               Owned at End   Direct    Nature of
                                    2.            3.           -----------------------------     of Issuer's    (D) or    Indirect
1.                                  Transaction   Transaction                  (A)               Fiscal Year    Indirect  Beneficial
Title of Security                   Date          Code             Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)    (Instr. 8)                   (D)               and 4)         (Instr.4) (Instr. 4)
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

Common Stock                         7/8/98         S4              10,000      D      $19.9663                  D
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Common Stock                        7/10/98         S4              17,000      D      $20.0335  173,183         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

CLEARWATER OFFSHORE FUND LTD.

By:  Manning Consultant Ltd., Director

By:  Falkirk S.A., its attorney-in-fact


     /s/ Carol Goodwin                                          9/13/99
     ---------------------------------------            -----------------------
     Carol Goodwin, Director                                     Date
     **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.